UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 13, 2009
U.S. BANCORP
(Exact name of registrant as specified in its charter)
1-6880
(Commission File Number)

DELAWARE	41-0255900
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
800 Nicollet Mall
Minneapolis, Minnesota 55402
(Address of principal executive offices and zip code)
(651) 466-3000
(Registrant’s telephone number, including area code)
(not applicable)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On March 13, 2009, U.S. Bancorp (the “Company”) issued $750 million aggregate principal amount of 2.250% Senior Notes due March 13, 2012 (the “Notes”) in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-150298) and a related Revised Pricing Supplement dated March 13, 2009 replacing and superceding in its entirety the Pricing Supplement dated March 10, 2009 to the Prospectus Supplement dated April 25, 2008, supplementing the Prospectus dated April 17, 2008, each as filed with the Securities and Exchange Commission. The sale of the Notes was made pursuant to a Terms Agreement dated March 10, 2009 (the “Terms Agreement”) among the Company and Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, as representatives of the several purchasing agents named in the Terms Agreement. The Terms Agreement is filed as Exhibit 1.1 hereto. The Notes are guaranteed by the Federal Deposit Insurance Corporation under its Temporary Liquidity Guarantee Program. The Company received net proceeds, after the underwriting discount, but before deducting other expenses of the offering, of approximately $748,785,000.
     The Notes were issued under an Indenture dated as of October 1, 1991, between the Company and Citibank, N.A. (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of August 6, 2001 between the Company and the Trustee, and as further supplemented by a Second Supplemental Indenture dated as of March 13, 2009 (the “Second Supplemental Indenture”) between the Company and the Trustee. The Second Supplemental Indenture is filed as Exhibit 4.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

1.1	Terms Agreement dated March 10, 2009 between U.S. Bancorp and the Purchasing Agents named therein.

4.1	Second Supplemental Indenture dated March 13, 2009 between U.S. Bancorp and Citibank, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. BANCORP
Date: March 13, 2009	By:	/s/ Lee R. Mitau
Lee R. Mitau
Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit
Number	Description

1.1	Terms Agreement dated March 10, 2009 between U.S. Bancorp and the Purchasing Agents named therein.

4.1	Second Supplemental Indenture dated March 13, 2009 between U.S. Bancorp and Citibank, N.A.